Exhibit 2.3

ADVISORY AGREEMENT
dated as of               , 2023
between
NET LEASE OFFICE PROPERTIES
and
W. P. CAREY MANAGEMENT LLC

ANNEX A: NLOP PROPERTIES

ADVISORY AGREEMENT
THIS ADVISORY AGREEMENT (this “Agreement”) is made as of               , 2023 (the “Effective Date”) by and between Net Lease Office Properties, a Maryland real estate investment trust (the “Company”), and W. P. Carey Management LLC, a Delaware limited liability company (together with its permitted assignees, the “Advisor”).
W I T N E S S E T H:
WHEREAS, the Company, through its own operations and the operations of its Subsidiaries (as defined herein), is in the business of owning, developing, managing and disposing of office real property;
WHEREAS, the Company intends to qualify as a Real Estate Investment Trust (a “REIT”) under the Code (as defined herein);
WHEREAS, the Company desires to avail itself of the experience, sources of information, advice, assistance and certain facilities of, or available to, the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of the Board of Trustees of, the Company, as provided in this Agreement;
WHEREAS, the Company and the European Advisor have, concurrently with the execution of this Agreement, entered into that the European Advisory Agreement; and
WHEREAS, the Advisor is willing to render such services on the terms and conditions hereinafter set forth.
NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:
SECTION 1. DEFINITIONS
As used in this Agreement, the following terms have the definitions hereinafter indicated:
“AAA” has the meaning set forth in Section 22(a) of this Agreement.
“Administrative Reimbursement” has the meaning set forth in Section 10(a) of this Agreement.
“Advisor” has the meaning set forth in the preamble to this Agreement.
“Advisor Costs” has the meaning set forth in Section 10(c) of this Agreement.
“Advisor Indemnified Party” has the meaning set forth in Section 11(b) of this Agreement.
“Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any executive officer, general partner or managing member of such Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person and (iv) any legal entity for which such Person acts as an executive officer, general partner or managing member. For the avoidance of doubt, and for purposes of this Agreement, the Company shall not be considered an Affiliate of the Advisor.

“Agreement” means this Advisory Agreement, as amended from time to time.
“Appellate Rules” has the meaning set forth in Section 22(g) of this Agreement.
“Applicable Percentage” shall mean, with respect to any NLOP Property, the percentage set forth on Annex A hereto with respect to such NLOP Property.
“Applicable Disposition Discount” means, with respect to any NLOP Property, the dollar amount equal to product of (a) the Applicable Percentage, and (b) the Base Management Fee.
“Audit Committee” means the audit committee of the Board of Trustees or the committee or body performing similar functions.
“Award” has the meaning set forth in Section 22(e) of this Agreement.
“Base Management Fee” has the meaning set forth in Section 9(a) of this Agreement.
“Board of Trustees” means the board of trustees of the Company.
“Cause” means the occurrence of any of the following events:
(a)any material breach of a material term of this Agreement by the Advisor that has not been cured within 30 days following written notice thereof from the Company;
(b)fraud, criminal conduct, willful misconduct or willful or grossly negligent breach by the Advisor in the performance of its duties under this Agreement that, in each case, is determined by a majority of the Company’s Independent Trustees to be materially adverse to the Company;
(c)the commencement of any proceeding relating to the Advisor’s bankruptcy or insolvency, or the dissolution of the Advisor, including an order for relief in an involuntary bankruptcy case or the Advisor authorizing or filing a voluntary bankruptcy petition; or
(d)termination of the European Advisory Agreement by the Company for “Cause” (as defined in the European Advisory Agreement) pursuant to subsections (a), (b) or (c) of the definition thereof.
“Change in Control” means the occurrence of any of the following events:
(a)a transaction or series of transactions whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company or any Subsidiary of the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that no person or group shall be treated for purposes of this clause (b)(ii) as beneficially owning fifty percent (50%) or more of the combined voting power of the Company solely as a result of the voting power held in the Company prior to the consummation of the transaction;
(b)during any period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board of Trustees together with any new trustee(s) (other than a trustee designated by a person who shall have entered into an agreement with the Company to effect a transaction described in the preceding clause (i) or the succeeding clause (iii) of this definition) whose election by the Board of Trustees or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the trustees then still in office who either were trustees at the beginning of the two (2)-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c)the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (A) a merger, consolidation, reorganization, or business combination, (B) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (C) the acquisition of all or substantially all of the assets or stock of another entity, in each case, other than a transaction:
(i)which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and following which the Successor Entity continues to own all or substantially all the assets that the Company owned immediately before the transaction and succeeds to its business, and
(ii)after which no person or group beneficially owns voting securities representing more than fifty percent (50%) of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (b)(ii) as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
(d)approval by the Company’s shareholders of a liquidation or dissolution of the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Share” means a common share of beneficial interest, par value $0.001 per share, of the Company now or hereafter authorized as common voting shares of the Company.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company Account” has the meaning set forth in Section 5 of this Agreement.
“Company Indemnified Party” has the meaning set forth in Section 11(c) of this Agreement.
“Cross Default Termination” has the meaning set forth in Section 14(c) of this Agreement.
“Disposed Property” has the meaning set forth in Section 9(c) of this Agreement.
“Disputes” has the meaning set forth in Section 22(a) of this Agreement.
“Effective Date” has the meaning set forth in the preamble to this Agreement.

“European Advisor” means W. P. Carey & Co. B.V., a wholly owned subsidiary of WPC.
“European Advisory Agreement” means that certain European Advisory Agreement entered into by and between the Company and the European Advisor concurrently with this Agreement, as such agreement may be modified or amended from time to time in accordance with its terms.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Expenses” has the meaning set forth in Section 10(d) of this Agreement.
“Good Reason” means the occurrence of any of the following events:
(a)any failure to obtain a reasonably satisfactory agreement from any successor to the Company to assume the Company’s obligations under the Agreement;
(b)any material breach of this Agreement by the Company that has not been cured within 30 days following written notice thereof from the Advisor; or
(c)the Advisor has the right to terminate the European Advisory Agreement with “Good Reason” (as defined in the European Advisory Agreement) pursuant to subsection (a) or (b) of the definition thereof.
“Governing Instruments” means, with regard to any entity, the declaration of trust and bylaws in the case of a real estate investment trust, the articles of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating agreement in the case of a limited liability company, or, in each case, comparable governing documents.
“Indemnified Party” has the meaning set forth in Section 11(d) of this Agreement.
“Independent Trustee” means any member of the Board of Trustees who, on the date at issue, is “independent” as determined by application of the rules and regulations of any applicable securities exchange on which the Common Shares are listed.
“Initial Term” has the meaning set forth in Section 13 of this Agreement.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“Losses” has the meaning set forth in Section 11(b) of this Agreement.
“Management Fee” has the meaning set forth in Section 9(a) of this Agreement.
“NLOP Properties” means the real properties of the Company or its Subsidiaries listed in Annex A hereto.
“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

“REIT” has the meaning set forth in the recitals to this Agreement”
“Renewal Term” has the meaning set forth in Section 13 of this Agreement.
“Required Approval” has the meaning set forth in Section 2(d) of this Agreement:
“Rules” has the meaning set forth in Section 22(a) of this Agreement.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Subsidiary” means any subsidiary of the Company and any partnership, the general partner of which is the Company or any subsidiary of the Company and any limited liability company, the managing member of which is the Company or any subsidiary of the Company.
“Term” has the meaning set forth in Section 13 of this Agreement.
“Termination Date” means the effective date of any termination pursuant to Section 14.
“Termination Fee” has the meaning set forth in Section 15(a) of this Agreement.
“Termination for Convenience” has the meaning set forth in Section 14(a) of this Agreement.
“Trailing Annual Fees” has the meaning set forth in Section 15 of this Agreement.
“Trustee” means any person holding such office on the Board of Trustees, as of any particular time.
“Qualified Disposition” means, for any NLOP Property, the sale, transfer or other disposition of all of the Company’s direct or indirect interest in and title to such NLOP Property to a third party other than the Company or any of its direct or indirect Subsidiaries.
“Qualifying Termination” means the occurrence of any of the following events:
(a)Termination for Convenience by the Company;
(b)Termination by the Advisor with Good Reason; or
(c)Cross Default Termination by the Advisor if the European Advisory Agreement is terminated pursuant to (i) a “Termination for Convenience” by the Company or (ii) a termination by the Advisor with “Good Reason” (each as defined in the European Advisory Agreement).
“Reimbursable Expenses” has the meaning set forth in Section 10(e) of this Agreement.
“WPC” means W. P. Carey Inc., a Maryland corporation, of which the Advisor is a wholly owned subsidiary.

SECTION 2. APPOINTMENT AND DUTIES OF THE ADVISOR
(a)The Company hereby appoints the Advisor to provide management services with respect to the day-to-day operations of the Company and the NLOP Properties, including strategic management services, asset management, property disposition support, and various related services, and the Advisor hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. The appointment of the Advisor shall be exclusive to the Advisor, except to the extent that the Advisor elects, pursuant to the terms and conditions of this Agreement, to cause the duties of the Advisor hereunder to be provided by third parties.
(b)The Advisor, in its capacity as such, shall at all times be subject to the supervision, direction and management of the Board of Trustees, and will have only such functions and authority as the Company may delegate to it and as set forth in this Agreement. The Board of Trustee has dispositive power in the event of any conflict between the Board of Trustees and the Advisor with respect to the functions and authority delegated to the Advisor above.
(c)The Company and the Board of Trustees, subject to the limitations set forth in Section 2(d), hereby delegates the following functions and authority to the Advisor, and the Advisor agrees to perform (or cause to be performed) such services and activities relating to the NLOP Properties and operations of the Company as may be appropriate, including, without limitation:
(i)sourcing, investigating and evaluating prospective disposition, exchange or other transactions with respect to the NLOP Properties (including potential seller financing related thereto, as may be permitted), and making recommendations with respect thereto to the Board of Trustees, where applicable;
(ii)conducting negotiations with brokers, purchasers and their respective agents and representatives, investment bankers and other parties regarding the disposition, exchange or other transactions with respect to the NLOP Properties (including potential seller financing related thereto, as may be permitted), and subject to any necessary approvals from the Board of Trustees, executing and delivering documentation related thereto and performing the transactions contemplated thereby;
(iii)managing and monitoring the operating performance of NLOP Properties and providing periodic reports to the Board of Trustees, in form, substance and frequency as the Advisor deems reasonably necessary or as the Board of Trustees may otherwise reasonably request;
(iv)assisting the Company in developing criteria that are specifically tailored to the Company’s operations and divestiture objectives;
(v)engaging and supervising independent contractors that provide services relating to the Company or the NLOP Properties, including, but not limited to, investment banking, legal, regulatory, tax, accounting, securities brokerage, property management, real estate, leasing, brokerage and other advisory and consulting services reasonably necessary for Advisor to perform its duties hereunder (it being understood that the Independent Trustees and any committees of the Board of Trustees shall retain the authority to hire its or their own attorneys or other advisors);

(vi)negotiating, on behalf of the Company, the terms of loan documents for the Company’s financings;
(vii)coordinating and managing the operations of any joint venture or co-investment interests held by the Company and conducting and overseeing all matters with respect to the joint venture or co-investment partners;
(viii)coordinating and supervising all property managers, tenant operators, leasing agents and developers for the administration, leasing, management and/or development of any of the NLOP Properties;
(ix)providing executive and administrative personnel, office space and administrative services required in rendering services to the Company;
(x)administering bookkeeping and accounting functions as are required for the management and operation of the Company, contracting for audits and preparing such periodic reports and filings as may be required by any governmental authority in connection with the ordinary conduct of the Company’s business, and otherwise advising and assisting the Company with its compliance with applicable legal and regulatory requirements, including, without limitation, periodic reports, returns or statements required under the Exchange Act, the Code and any regulations or rulings thereunder, the securities and tax statutes of any jurisdiction in which the Company is obligated to file such reports, or the rules and regulations promulgated under any of the foregoing;
(xi)advising and assisting in the preparation and filing of all offering documents, registration statements, prospectuses, proxies and other forms or documents filed with the SEC pursuant to the Securities Act or any state securities regulators (it being understood that the Company shall be responsible for the content of any and all of its offering documents, SEC filings or state regulatory filings, and that the Advisor shall not be held liable for any costs or liabilities arising out of any misstatements or omissions in the Company’s offering documents, SEC filings, state regulatory filings or other filings referred to in this subparagraph, whether or not material (except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Advisor’s duties under this Agreement);
(xii)enabling the Company to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs (it being understood that the Board of Trustees and its Audit Committee shall retain authority to determine the Company’s independent public accountant and that the Independent Trustees and any committees of the Board of Trustees shall retain the authority to hire its or their own attorneys or other advisors);
(xiii)counseling the Company regarding the maintenance of its status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder;
(xiv)counseling the Company regarding the maintenance of its exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining an exemption from the Investment Company Act;

(xv)counseling the Company in connection with policy decisions to be made by the Board of Trustees;
(xvi)evaluating and recommending to the Board of Trustees modifications to any hedging strategies in effect on the date hereof and engaging in hedging activities;
(xvii)communicating with the Company’s investors and analysts as required to satisfy reporting or other requirements of any governing body or exchange on which the Company’s securities are traded and to maintain effective relations with such parties;
(xviii)investing and re-investing any moneys and securities of the Company (including investing in short-term investments, payment of fees, costs and expenses, or payments of dividends or distributions to shareholders and partners of the Company) and advising the Company as to its capital structure and capital raising;
(xix)causing the Company to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;
(xx)handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by the Board of Trustees;
(xxi)using commercially reasonable efforts to enable expenses incurred by or on behalf of the Company to be within any expense guidelines or budgets set by the Board of Trustees from time to time;
(xxii)using commercially reasonable efforts to enable the Company to comply with all applicable laws and regulations in all material respects; and
(xxiii)performing such other services as may be required from time to time for management and other activities relating to the assets of the Company as the Board of Trustees and the Advisor shall agree from time to time.
Without limiting the foregoing, the Advisor will also perform portfolio management services on behalf of the Company with respect to the NLOP Properties. Such services will include, but not be limited to, consulting with the Company on the purchase and sale of, and other investment opportunities in connection with, the Company’s portfolio of assets; the collection of information and the submission of reports pertaining to the Company’s assets, interest rates and general economic conditions; periodic review and evaluation of the performance of the Company’s portfolio of assets; acting as liaison between the Company and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management. Additionally, the Advisor will perform monitoring services on behalf of the Company with respect to any services provided by third parties, which the Advisor determines are material to the performance of the business.
(d)Notwithstanding anything to the contrary in this Agreement, the Advisor must obtain prior approval by a majority of the Board of Trustees (including a majority of the Independent Trustees and a majority of the members of the Board of Trustees not involved in the applicable transaction) (the

“Required Approval”) prior to causing the Company to take any of the following actions (subject to any delegation for which the Required Approval was obtained with respect thereto):
(i)the entry into, or termination or material modification of, any material transaction related to any NLOP Property, including dispositions and joint ventures;
(ii)the entry into, or termination or material modification of, any material financing, loan or securities offering transaction of the Company or its Subsidiaries;
(iii)the retention of the Company’s independent registered public accountants (which shall also require the prior approval of the Audit Committee of the Board of Trustees);
(iv)the entry into, or termination or modification of, any material transaction between the Company, on the one hand, and the Advisor or its Affiliates, on the other hand;
(v)the issuance, optional redemption or repurchase of equity or debt securities by the Company or any of its Subsidiaries;
(vi)the grant, termination or material modification of any equity incentive awards by the Company or any of its Subsidiaries;
(vii)the entry into, or termination or material modification of any transaction that would constitute a Change in Control; and
(viii)such other matters as may be determined by the Board of Trustees from time to time.
(e)The Advisor shall make available sufficient experienced and appropriate personnel to perform the services and functions specified herein, including, without limitation, a chief executive officer, chief financial officer, the positions required under the Governing Instruments of the Company and its Subsidiaries and such other positions as the Advisor deems reasonably necessary from time to time. The Advisor shall not be obligated to dedicate any of its officers or other personnel exclusively to the Company nor is the Advisor, its Affiliates or any of their officers or other employees obligated to dedicate any specific portion of its or their time to the Company or its business, except as necessary to perform the services required hereunder.
(f)The Advisor may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of accountants, legal counsel, tax counsel, appraisers, insurers, brokers, business developers, transfer agents, registrars, developers, investment banks, financial advisors, underwriters, banks and other consultants and advisors as the Advisor deems necessary or advisable in connection with the management and operations of the Company. Notwithstanding anything contained herein to the contrary, the Advisor shall have the right to cause any such services to be rendered by its employees or Affiliates (which, for the avoidance of doubt, includes any employees, consultants or agents of any Affiliate of the Advisor). The Advisor shall further be entitled to reasonably rely on qualified experts hired by the Advisor, including any of the foregoing.
(g)Subject to Section 2(d) above, the Advisor may enter into agreements with other parties in connection with its duties hereunder.

(h)Notwithstanding anything to the contrary contained in this Agreement, it is agreed and understood that the European Advisor shall be responsible for providing portfolio management services with respect to the NLOP Properties that are located outside of the United States, and such other services contemplated by, and pursuant to the terms of, the European Advisory Agreement.
SECTION 3. OTHER ACTIVITIES OF THE ADVISOR
Nothing herein shall prevent the Advisor or its Affiliates (or their members, officers, directors, employees, agents, representatives, advisors or others) from engaging in any other business or activities, or from rendering services of any kind to any other Person, including advisory or other services to others similar to those set forth in this Agreement. The Company recognizes that it is not entitled to preferential treatment in receiving information, recommendations and other services from the Advisor. The Company and the Board of Trustees acknowledge that the Advisor and/or one or more of its Affiliates may be or become subject to various conflicts of interest. The Advisor shall act in good faith to endeavor to identify to the Independent Trustees any conflicts that may arise among the Company, the Advisor and/or any other Person or entity on whose behalf the Advisor may be engaged.
SECTION 4. AGENCY
The Advisor shall act as agent of the Company in making, acquiring, financing and disposing of assets of the Company, disbursing and collecting the Company’s funds, paying the debts and fulfilling the obligations of the Company, supervising the performance of professionals engaged by or on behalf of the Company and handling, prosecuting and settling any claims of or against the Company, the Board of Trustees, holders of the Company’s securities or the Company’s representatives or properties.
SECTION 5. BANK ACCOUNTS
The Advisor may establish and maintain, subject to any applicable conditions or limitations of the loan documents applicable to the Company, one or more bank accounts in its own name for account of the Company or in the name of the Company or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts. The Advisor shall from time to time render appropriate accountings of such collections and payments to the Board of Trustees and, upon request, to the auditors of the Company or any Subsidiary.
SECTION 6. RECORDS
The Advisor shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company at any time during normal business hours upon reasonable advance notice to the Advisor.
SECTION 7. CONFIDENTIALITY
The Advisor shall keep confidential any and all non-public information obtained in connection with the services rendered under this Agreement and shall not disclose any such information to any Person, except to (i) its Affiliates, members, officers, directors, employees, agents, representatives or advisors who reasonably need such information for the Advisor to be able to perform its duties hereunder (and the European Advisor to carry out its duties under the European Advisory Agreement, (ii) appraisers, lenders, bankers and other parties as necessary in the ordinary course of the Company’s business, (iii) in connection with any governmental or regulatory filings or requests of the Company or the Advisor or any of their Affiliates, (v) as required by applicable law or regulation, including any applicable disclosure requirements applicable to the Company and the Advisor and their Affiliates under securities or blue sky laws or stock exchange listing requirements, or (vi) with the prior written consent of the Board of Trustees. The confidentiality provisions of this Section 7 shall survive for a period of three (3) years after the Termination Date.
SECTION 8. LIMITATION ON ACTIVITIES; INSURANCE
(a)The Advisor shall refrain from any action that, in its sole judgment made in good faith, (i) can reasonably be expected to result in the loss of the Company’s status as a REIT under the Code, or to subject the Company to regulation under the Investment Company Act, or (ii) can reasonably be expected to result in the violation of any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary that would materially adversely affect the Company or that would otherwise not be permitted by such entity’s Governing Instruments. If the Advisor is ordered to take any such action by the Board of Trustees, the Advisor shall promptly notify the Board of Trustees of the Advisor’s judgment with respect thereto. Notwithstanding the foregoing, the Advisor and its Affiliates, officers and employees shall not be liable to the Company or any Subsidiary, the Board of Trustees, or the Company’s or any Subsidiary’s shareholders or partners for any act or omission by the Advisor, its Affiliates, officers or employees except as provided in Section 11.
(b)The Advisor shall at all times during the term of this Agreement (including the Initial Term and any Renewal Term) maintain such insurance coverage as is customarily maintained by other advisors, managers or servicers of similar assets. No fidelity bond shall be required.
(c)The Advisor acknowledges receipt of the Company’s Code of Business Conduct and Ethics, and Policy on Insider Training, and agrees to require its employees who provide services to the Company to comply with such codes and policies.
SECTION 9. COMPENSATION
(a)Management Fee. As compensation for the Advisor’s services under this Agreement, during the Term, the Company will pay the Advisor a management fee of $625,000.00 per calendar month (the “Base Management Fee”), which shall be subject to adjustment as set forth in this Section 9 (as may be adjusted pursuant to this Section 9, the “Management Fee”).
(b)Initial Management Fee Proration. The Management Fee for the initial calendar month following the Effective Time shall be prorated to an amount equal to the product of (i) the Base Management Fee and (ii) the quotient obtained by dividing (a) the number of calendar days remaining in such calendar month following the Effective Date; and (b) the total number of calendar days in such initial calendar month.
(c)Adjustments for Dispositions. If a Qualified Disposition of a NLOP Property (each a “Disposed Property”) occurs during a calendar month, the Management Fee for such calendar month shall be reduced, for each such Disposed Property, by an amount equal to the product of (i) the Applicable Disposition Discount with respect to such Disposed Property, and (ii) the quotient obtained by dividing (a) the number of calendar days remaining in such calendar month following the closing date of such Qualified Disposition and (b) the total number of calendar days in such calendar month. For each full calendar month following any such Qualified Disposition, the Management Fee shall be reduced by the Applicable Disposition Discount with respect to such Disposed Property.

(d)Limitations. In no event shall the Management Fee for any calendar month be greater than the Management Fee in effect during the preceding calendar month (without regard for the adjustments, if any, as set forth in Section 9(b) above), and in no event shall the aggregate Management Fee payable for a given fiscal year exceed $7.5 million. For the avoidance of doubt, the Management Fee shall not be modified or reduced except as expressly set forth in this Section 9, and shall not be modified or reduced for changes and amendments with respect to any NLOP Property, other than a Qualifying Disposition, including, but not limited to (i) new or amended lease arrangements, (ii) property vacancies, (iii) insolvency or bankruptcy, or (iv) changes in the operating performance of such NLOP Property. The Management Fee to be paid to the Advisor under this Section 9, a portion of which shall be paid to the European Advisor as agreed between the Advisor and the European Advisor for the services provided by the European Advisor under the European Advisory Agreement, is not intended to compensate the Advisor with respect to the NLOP Properties that are located outside of the United States.
(e)Invoices. Promptly following the end of each calendar month, the Advisor shall prepare and deliver to the Company a written invoice for such calendar month’s Management Fee. Upon the request of the Board of Trustees, the Advisor shall also provide the supporting calculations with respect to the Management Fee for any given calendar month (provided that such a request, and the Company’s delivery thereof, shall not delay the payment date set forth in Section 9(f) below).
(f)Payment. The Management Fee shall be payable, in cash, monthly in arrears, by wire transfer of immediately available funds in accordance with the Advisor’s written invoice, on the later of (i) 30 calendar days following the end of such calendar month or (ii) 20 calendar days following receipt of the Advisor’s invoice for such prior calendar month’s Management Fee.
SECTION 10. EXPENSES
(a)Administrative Reimbursement. During the Term, the Company shall pay the Advisor a base administrative reimbursement of $333,333.33 per calendar month (as may be adjusted pursuant to Section 10(b), the “Administrative Reimbursement”) as reimbursement for the Advisor Costs.
(b)Initial Administrative Reimbursement Proration. The Administrative Reimbursement for the initial calendar month following the Effective Time shall be prorated to an amount equal to the product of (i) the Administrative Reimbursement and (ii) the quotient obtained by dividing (a) the number of calendar days remaining in such calendar month following the Effective Date; and (b) the number of calendar days in such initial calendar month.
(c)Advisor Costs. Except as otherwise expressly provided herein or approved by majority vote of the Independent Trustees or the Audit Committee, in exchange for the Administrative Reimbursement, the Advisor shall bear the following expenses incurred in connection with the performance of its duties under this Agreement, and shall not be entitled to reimbursement with respect to such expenses (collectively, the “Advisor Costs”):
(i)base salary, cash incentive compensation and other employment expenses of personnel employed by the Advisor, including, but not limited to, salaries, wages, payroll taxes and the cost of employee benefit plans (other than equity awards granted by the Company pursuant to an equity compensation plan approved by the Board of Trustees);
(ii)fees and travel and other expenses of employees of the Advisor, to the extent not incurred while providing services pursuant to this Agreement;

(iii)rent, telephone, utilities, office furniture, equipment and machinery (including computers, to the extent utilized) and other office expenses of the Advisor, except to the extent such expenses relate solely to an office maintained by the Company separate from the offices of the Advisor; and
(iv)miscellaneous administrative expenses relating to performance by the Advisor of its obligations hereunder.
(d)Expense Reimbursement. Except as expressly otherwise provided in this Agreement, the Company shall pay (or shall reimburse the Advisor for) all of its and its Subsidiaries’ expenses and all costs and expenses associated with the services to be provided pursuant to this Agreement. Without limiting the generality of the foregoing, it is specifically agreed that the following out-of-pocket expenses of the Company and its Subsidiaries shall be paid by the Company (or shall be reimbursed by the Company to the Advisor) (collectively, the “Expenses”):
(i)the cost of borrowed money;
(ii)taxes on income and taxes and assessments on real and personal property, if any, and all other taxes applicable to the Company or its Subsidiaries;
(iii)legal, auditing, accounting, underwriting, brokerage, listing, reporting, registration and other fees, and printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, trading, registration and listing of the Company’s or any of its Subsidiaries’ securities on a stock exchange, including transfer agent’s, registrar’s and indenture trustee’s fees and charges;
(iv)expenses of organizing, restructuring, reorganizing or liquidating the Company or any of its Subsidiaries, or of revising, amending, converting or modifying the Company’s or any of its Subsidiaries’ Governing Instruments;
(v)fees and travel and other expenses paid to members of the Board of Trustees and officers of the Company or those of individuals in similar positions with any of its Subsidiaries in their capacities as such (but not in their capacities as officers or employees of the Advisor) and fees and travel and other expenses paid to advisors, contractors, mortgage servicers, consultants and other agents and independent contractors employed by or on behalf of the Company and its Subsidiaries (whether or not engaged by the Advisor rather than directly by the Company);
(vi)expenses directly connected with the investigation, disposition or ownership of real estate interests or other property (including third party property diligence costs, appraisal reporting, the costs of foreclosure, insurance premiums, legal services, brokerage and sales commissions, maintenance, repair, improvement and local management of property), other than expenses with respect thereto of employees of the Advisor, to the extent that such expenses are to be borne by the Advisor pursuant to this Agreement, including Section 10(c);
(vii)all insurance costs (including officer and trustee liability insurance) incurred in connection with the Company and its Subsidiaries or in connection with any officer and trustee indemnity agreement to which the Company or any of its Subsidiaries is a party or arising under the Company’s or any of its Subsidiaries’ Governing Instruments;

(viii)expenses connected with payments of distributions, dividends or interest or contributions in cash or any other form made or caused to be made by the Trustees to holders of securities of the Company or any of its Subsidiaries;
(ix)all expenses connected with communications to holders of securities of the Company or its Subsidiaries and other administrative work necessary to maintaining relations with holders of securities, including the proxy solicitation materials and reports to holders of the Company’s or its Subsidiaries’ securities;
(x)legal, accounting, auditing and other professional services fees and expenses in addition to those described above;
(xi)filing and recording fees and costs for regulatory or governmental filings, approvals and notices;
(xii)the costs and expenses of conceiving, implementing, managing and settling all equity award or compensation plans or arrangements established by the Company or any of its Subsidiaries, including but not limited to the value of awards made by the Company or any of its Subsidiaries to members of the Board of Trustees, the Advisor or its employees, if any, and payment of any employment or withholding taxes in connection therewith; and
(xiii)all other costs and expenses of the Company and its Subsidiaries, other than those to be specifically borne by the Advisor pursuant to Section 10(c) above.
(e)Invoices. Promptly following the end of each calendar month, the Advisor shall prepare and deliver to the Company a written invoice for such calendar month’s Expenses paid by the Advisor and for which the Advisor is entitled to reimbursement pursuant to Section 10(d) and such Expenses (as defined in the European Advisory Agreement) paid by the European Advisor and for which the European Advisor is entitled to reimbursement pursuant to the European Advisory Agreement (collectively, the “Reimbursable Expenses”). Upon the request of the Board of Trustees, the Advisor shall also provide the reasonable supporting documentation with respect to the Reimbursable Expenses for any given calendar month (provided that such a request, and the Advisor’s delivery thereof, shall not delay the payment date set forth in Section 10(f) below).
(f)Payment. The Administrative Reimbursement shall be payable, in cash, monthly in arrears, by wire transfer of immediately available funds to the account or accounts designated in writing by the Advisor, on the date that is 30 calendar days following the end of such calendar month. Reimbursable Expenses for which the Advisor is entitled to reimbursement pursuant to Section 10(d) shall be payable, in cash, monthly in arrears, by wire transfer of immediately available funds in accordance with the Advisor’s written invoice, on the later of (i) 30 calendar days following the end of such calendar month or (ii) 20 calendar days following receipt of the Advisor’s invoice for such prior calendar month’s Expenses.
(g)The Administrative Reimbursement and Reimbursable Expenses to be paid to the Advisor under this Section 10, a portion of which shall be paid to the European Advisor as agreed between the Advisor and the European Advisor for the services provided by the European Advisor under the European Advisor Agreement, are not intended to compensate the Advisor with respect to the NLOP Properties that are located outside of the United States.

SECTION 11. LIMITATION OF LIABILITY; INDEMNIFICATION
(a)Notwithstanding anything to the contrary in this Agreement, the Advisor shall have no responsibility under this Agreement other than to render the services as required under this Agreement in good faith and shall not be responsible for any action of the Board of Trustees in following or declining to follow any advice or recommendations of the Advisor, including as set forth in Section 8(a). The Advisor, its Affiliates and their members, managers, officers and employees will not be liable to the Company or any Subsidiary, to the Board of Trustees or to the Company’s or any Subsidiary’s shareholders or partners for any acts or omissions by the Advisor, its Affiliates, members, managers, officers or employees pursuant to or in accordance with this Agreement, except by reason of acts constituting bad faith, willful misconduct or gross negligence.
(b)The Company shall, to the full extent lawful, reimburse, indemnify and hold the Advisor, its Affiliates, members, managers, officers and employees, sub-advisors and each other Person, if any, controlling the Advisor or its Affiliates (each, an “Advisor Indemnified Party”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) (collectively, “Losses”) in respect of or arising from any acts or omissions of such Advisor Indemnified Party made in good faith in the performance of the Advisor’s duties under this Agreement and not constituting such Advisor Indemnified Party’s bad faith, willful misconduct or gross negligence.
(c)The Advisor shall, to the full extent lawful, reimburse, indemnify and hold the Company, its Subsidiaries, its shareholders, trustees, officers and employees and each other Person, if any, controlling the Company or its Subsidiaries (each, a “Company Indemnified Party”), harmless of and from any and all Losses in respect of or arising from any acts or omissions of the Advisor constituting bad faith, willful misconduct or gross negligence.
(d)Promptly after receipt by the Advisor Indemnified Party or the Company Indemnified Party, as applicable (the “Indemnified Party”) of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made pursuant hereto, notify the indemnifying party in writing of the commencement thereof; but the omission to so notify the indemnifying party shall not relieve it from any liability that it may have to any Indemnified Party pursuant to this Section 11. In case any such action shall be brought against an Indemnified Party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such Indemnified Party and, after notice from the indemnifying party to such Indemnified Party of its election to assume the defense thereof, the indemnifying party shall not be liable to such Indemnified Party under this Section 11, as applicable, for any legal expenses of other counsel or any of the expenses, in each case subsequently incurred by such Indemnified Party, unless (i) the indemnifying party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and Indemnified Party and representation of both parties by the same counsel would be inappropriate in the reasonable opinion of the Indemnified Party, due to actual or potential differing interests between them.
(e)The Company shall be required to advance funds to an Advisor Indemnified Party for legal expenses and other costs incurred as a result of any legal action or proceeding if a claim in respect thereof is to be made pursuant hereto and if requested by such Advisor Indemnified Party if (i) such suit, action or proceeding relates to or arises out of, or is alleged to relate to or arise out of or has been caused or alleged to have been caused in whole or in part by, any action or inaction on the part of the Advisor Indemnified Party in the performance of its duties or provision of its services on behalf of the Company; and (ii) the Advisor Indemnified Party undertakes to repay any funds advanced pursuant to this Section 11(e) in cases in which such Indemnified Party would not be entitled to indemnification under Section 11(b). If advances are required under this Section 11(e), the Advisor Indemnified Party shall furnish the Company with an undertaking as set forth in clause (ii) of the preceding sentence and shall thereafter have the right to bill the Company for, or otherwise require the Company to pay, at any time and from time to time after such Advisor Indemnified Party shall become obligated to make payment therefor, any and all reasonable amounts for which such Advisor Indemnified Party is entitled to indemnification under this Section 11, and the Company shall pay the same within thirty (30) days after request for payment. In the event that a determination is made by a court of competent jurisdiction or an arbitrator that the Company is not so obligated in respect of any amount paid by it to a particular Advisor Indemnified Party, such Advisor Indemnified Party will refund such amount within sixty (60) days of such determination, and in the event that a determination by a court of competent jurisdiction or an arbitrator is made that the Company is so obligated in respect to any amount not paid by the Company to a particular Advisor Indemnified Party, the Company will pay such amount to such Advisor Indemnified Party within thirty (30) days of such final determination, in either case together with interest at the current prime rate plus two percent (2%) from the date paid until repaid or the date it was obligated to be paid until the date actually paid.
SECTION 12. NO JOINT VENTURE
Nothing in this Agreement shall be construed to make the Company and the Advisor partners or joint venturers or impose any liability as such on either of them.
SECTION 13. TERM
This Agreement shall have an initial term of three (3) years (the “Initial Term”), and shall automatically renew thereafter for successive one (1) year terms (each a “Renewal Term,” and such term, as renewed, the “Term”) without further action by either the Company or the Advisor, unless earlier terminated in accordance with the terms of this Agreement.
SECTION 14. TERMINATION
(a)No later than 180 days prior to the expiration of the Initial Term or any Renewal Term, either the Company or the Advisor may deliver written notice of its intention not to renew the term, whereupon the term of this Agreement shall not be renewed and extended, and this Agreement shall terminate effective on the expiration date of such Initial Term or Renewal Term, as applicable (each a “Termination for Convenience” by such notifying party).
(b)The Company may terminate this Agreement immediately, without prior notice to the Advisor, for Cause.
(c)The Advisor may terminate this Agreement (i) immediately, without prior notice to the Company, with Good Reason or (ii) effective concurrently with or within 90 days following the Termination Date (as defined in the European Advisory Agreement) of the European Advisory Agreement (a “Cross Default Termination”).

SECTION 15. TERMINATION FEE
(a)In the event of a Qualifying Termination, the Company shall pay the Advisor a fee (the “Termination Fee”) in an amount equal to the product of (i) either (a) 2.0, if such Qualifying Termination occurs prior to the end of the Initial Term, or (b) 1.5, if such Qualifying Termination occurs on or after the end of the Initial Term, and (ii) the sum of the Management Fee payable by the Company during the twelve full calendar months preceding such termination (the “Trailing Annual Fees”). In the event of a Qualifying Termination that occurs on or prior to the end of the twelfth full calendar month following the Effective Time, Trailing Annual Fees shall be deemed to equal the product of (i) the average of the sum of the Management Fees payable during each completed calendar month following the Effective Time (or $1,875,000.00, if no calendar month has been completed following the Effective Time), and (ii) twelve. The Termination Fee shall be payable to the Advisor on or before the Termination Date of this Agreement, and shall be in addition to all other earned but unpaid Management Fee and Administrative Reimbursement, and any incurred but unreimbursed Expenses accumulated as of the Termination Date, in each case, in accordance with Section 16.
(b)For the avoidance of doubt, in no event shall a Termination Fee be payable exclusively as a result of the liquidation, dissolution or winding up of the Company.
SECTION 16. ACTION UPON TERMINATION
(a)From and after the Termination Date, the Advisor shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing through the Termination Date, including, without limitation, any Termination Fee due in connection with such termination.
(b)On the Termination Date or as promptly thereafter as practicable, the Advisor shall forthwith:
(i)after deducting any earned but unpaid Management Fee or Administrative Reimbursement (including, for the avoidance of doubt, the prorated portion of the Management Fee or Administrative Reimbursement for the period between the beginning of the calendar month during which the termination occurred and the Termination Date) and incurred but unreimbursed Expenses accumulated, in each case, through the Termination Date, including, without limitation, any Termination Fee due in connection with such termination, pay over to the Company all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;
(ii)deliver to the Board of Trustees a full accounting, including a statement showing all payments collected and money held by it, covering the period following the date of the last accounting furnished to the Board of Trustees with respect to the Company or a Subsidiary; and
(iii)deliver to the Board of Trustees all property and documents of the Company or any Subsidiary then in the custody of the Advisor; provided, however, that the Advisor may retain copies of all such information.
(c)On the Termination Date or as promptly thereafter as practicable, the Company shall (to the extent such amounts have not already been deducted in accordance with Section 16(b)(i) above) forthwith:

(i)pay to the Advisor all earned but unpaid Management Fees and Administrative Reimbursement (including, for the avoidance of doubt, the prorated portion of the Management Fee or Administrative Reimbursement for the period between the beginning of the calendar month during which the termination occurred and the Termination Date) through the Termination Date, including, without limitation, any Termination Fee due in connection with such termination; and
(ii)reimburse the Advisor for all incurred but unreimbursed Expenses payable to the Advisor under this Agreement and payable to the European Advisory under the European Advisory Agreement through the Termination Date.
SECTION 17. ASSIGNMENT
Neither party may assign this Agreement or its rights hereunder without the written consent of the other party, except that the Advisor may assign this Agreement (i) to an Affiliate (only with respect to an entity described in clause (i) of the definition thereof) or other entity whose business and operations are managed or supervised by WPC, or (ii) to a corporation, partnership, limited liability company, association, trust, or other entity that is a successor (by merger, consolidation or otherwise) to the Advisor.
SECTION 18. RELEASE OF PROPERTY
(a)The Advisor agrees that any money or other property of the Company or a Subsidiary thereof held by the Advisor under this Agreement shall be held by the Advisor as custodian for the Company or such Subsidiary, and the Advisor’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such Subsidiary. Upon the receipt by the Advisor of a written request from the Board of Trustees requesting the Advisor to release to the Company or any Subsidiary any money or other property then held by the Advisor for the account of the Company or any Subsidiary under this Agreement, the Advisor shall release such money or other property to the Company or any Subsidiary within a reasonable period of time, but in no event later than 30 days following such request. The Advisor shall not be liable to the Company, any Subsidiary, the Board of Trustees or the Company’s or any Subsidiary’s shareholders or partners for any act or omission by the Company or any Subsidiary in connection with the money or other property released to the Company or any Subsidiary in accordance with this Section 18.
(b)The Company agrees to reasonably cooperate with the Advisor to the extent any release of money or other property to the Company or any Subsidiary, and shall refrain from demanding any such release to the extent doing so may compromise the Company’s operations or Advisor’s ability to effectively carry out its duties under this Agreement, or that may materially adversely affect the Company or not be permitted by the Company’s or any Subsidiary’s Governing Instruments. If the Advisor is ordered release any money or other property in a manner that may be adverse to the Company, as described in the preceding sentence, the Advisor shall promptly notify the Board of Trustees of the Advisor’s judgment thereof. Notwithstanding the foregoing, the Advisor and its Affiliates, officers and employees shall not be liable to the Company or any Subsidiary, the Board of Trustees, or the Company’s or any Subsidiary’s shareholders or partners for any act or omission by the Advisor, its Affiliates, officers or employees except as provided in Section 11.

SECTION 19. NOTICES
Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by email, facsimile transmission or email against answerback or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:
(a)If to the Company:
One Manhattan West
395 Ninth Avenue
New York, NY 10001
Attention: Chief Legal Officer
(b)If to the Advisor:
One Manhattan West
395 Ninth Avenue
New York, NY 10001
Attention: Chief Legal Officer
Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 19 for the giving of notice.
SECTION 20. SUCCESSORS AND ASSIGNS
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.
SECTION 21. ENTIRE AGREEMENT
This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing executed by both parties.
SECTION 22. ARBITRATION
(a)Any disputes, claims or controversies arising out of or relating to this Agreement, the provision of services by the Advisor pursuant to this Agreement or the transactions contemplated hereby, including any disputes, claims or controversies brought by or on behalf of the Company or the Advisor or any holder of equity interests (which, for purposes of this Section 22, shall mean any holder of record or any beneficial owner of equity interests or any former holder of record or beneficial owner of equity interests) of the Company or the Advisor, either on his, her or its own behalf, on behalf of the Company or the Advisor or on behalf of any series or class of equity interests of the Company or the Advisor or holders of any equity interests of the Company or the Advisor against the Company or the Advisor or any of their respective trustees, directors, members, officers, managers (including the Advisor or its successor), agents or employees, including any disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement, including this arbitration agreement or the governing documents of the Company or the Advisor (all of which are referred to as “Disputes”), or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute or Disputes, be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as those Rules may be modified in this Section 22. For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against the trustees, directors, officers or managers of the Company or the Advisor and class actions by a holder of equity interests against those individuals or entities and the Company or the Advisor. For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party. For purposes of this Section 22, the term “equity interest” shall mean, (i) in respect of the Company, shares of beneficial interest of the Company, and (ii) in respect of the Advisor, “membership interest” in the Advisor as defined in the Delaware Limited Liability Company Act, as amended.
(b)There shall be three (3) arbitrators. If there are only two (2) parties to the Dispute, each party shall select one (1) arbitrator within fifteen (15) days after receipt by respondent of a copy of the demand for arbitration. The arbitrators may be affiliated or interested persons of the parties. If there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one (1) arbitrator within fifteen (15) days after receipt of the demand for arbitration. The arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be. If either a claimant (or all claimants) or a respondent (or all respondents) fail(s) to timely select an arbitrator then the party (or parties) who has selected an arbitrator may request AAA to provide a list of three (3) proposed arbitrators in accordance with the Rules (each of whom shall be neutral, impartial and unaffiliated with any party) and the party (or parties) that failed to timely appoint an arbitrator shall have ten (10) days from the date AAA provides the list to select one (1) of the three (3) arbitrators proposed by AAA. If the party (or parties) fail(s) to select the second (2nd) arbitrator by that time, the party (or parties) who have appointed the first (1st) arbitrator shall then have ten (10) days to select one (1) of the three (3) arbitrators proposed by AAA to be the second (2nd) arbitrator; and, if he/they should fail to select the second (2nd) arbitrator by such time, AAA shall select, within fifteen (15) days thereafter, one (1) of the three (3) arbitrators it had proposed as the second (2nd) arbitrator. The two (2) arbitrators so appointed shall jointly appoint the third (3rd) and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within fifteen (15) days of the appointment of the second (2nd) arbitrator. If the third (3rd) arbitrator has not been appointed within the time limit specified herein, then AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.
(c)The place of arbitration shall be New York, New York, unless otherwise agreed by the parties.
(d)There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators. For the avoidance of doubt, it is intended that there shall be no depositions and no other discovery other than limited documentary discovery as described in the preceding sentence.
(e)In rendering an award or decision (the “Award”), the arbitrators shall be required to follow the laws of the State of Maryland. Any arbitration proceedings or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The Award shall be in writing and shall state the findings of fact and conclusions of law on which it is based. Any monetary award shall be made and payable in U.S. dollars free of any tax, deduction or offset. Subject to Section 22(g), each party against which the Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following the date of the Award or such other date as the Award may provide.
(f)Except to the extent expressly provided by this Agreement or as otherwise agreed by the parties thereto, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of the Company’s or the Advisor’s, as applicable, award to the claimant or the claimant’s attorneys. Each party (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third (3rd) appointed arbitrator.
(g)Notwithstanding any language to the contrary in this Agreement, the Award, including but not limited to, any interim Award, may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”). The Award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Appeals must be initiated within thirty (30) days of receipt of the Award by filing a notice of appeal with any AAA office. Following the appeal process, the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof. For the avoidance of doubt, and despite any contrary provision of the Appellate Rules, this Section 22(f) shall apply to any appeal pursuant to this Section 22(f) and the appeal tribunal shall not render an award that would include shifting of any costs or expenses (including attorneys’ fees) of any party.
(h)Following the expiration of the time for filing the notice of appeal, or the conclusion of the appeal process set forth in Section 22(g), the Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between those parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators. Judgment upon the Award may be entered in any court having jurisdiction. To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any award made except for actions relating to enforcement of this agreement to arbitrate or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.
(i)This Section 22 is intended to benefit and be enforceable by the Company, the Advisor and their respective holders of equity interests, trustees, directors, officers, managers (including the Advisor or its successor), agents or employees, and their respective successors and assigns and shall be binding upon the Company, the Advisor and their respective holders of equity interests, and be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.
SECTION 23. GOVERNING LAW
This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, notwithstanding any New York or other conflict-of-law provisions to the contrary.
SECTION 24. NO WAIVERS
Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
SECTION 25. HEADINGS
The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.
SECTION 26. EXECUTION IN COUNTERPARTS
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
SECTION 27. SURVIVAL
Sections 1, 7, 11, 15, 16, 20, 22, 23, 25 and 27 shall survive the termination hereof. Any termination of this Agreement shall be without prejudice to the rights of the parties hereto accrued prior to the termination or upon termination.
SECTION 28. SEVERABILITY
The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

Net Lease Office Properties,
a Maryland real estate trust

By:
Name:
Title:

ADVISOR

W. P. Carey Management LLC,
a Delaware limited liability company

By:
Name:
Title:
[Signature Page to Advisory Agreement]